Exhibit 12 to Annual Report
on Form 10-K
for Fiscal Year Ended June 30, 2018
By Parker-Hannifin Corporation
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

	Fiscal Year Ended June 30,
	2018	2017	2016	2015	2014
EARNINGS
Income from continuing operations before income taxes and noncontrolling interests	$1,702,277	$1,328,641	$1,114,728	$1,432,240	$1,556,720
Adjustments:
Interest on indebtedness, exclusive of interest capitalized	207,461	157,891	133,004	115,077	79,845
Amortization of deferred loan costs	6,412	4,545	3,513	3,329	2,721
Portion of rents representative of interest factor	42,313	39,574	39,668	41,886	43,983
(Income) of equity investees	(50,473)	(42,352)	(25,648)	(23,204)	(11,141)
Distributed income of equity investees	59,474	45,760	36,616	31,723	1,661
Amortization of previously capitalized interest	130	134	152	179	190
Income as adjusted	$1,967,594	$1,534,193	$1,302,033	$1,601,230	$1,673,979
FIXED CHARGES
Interest on indebtedness, exclusive of interest capitalized	$207,461	$157,891	$133,004	$115,077	$79,845
Amortization of deferred loan costs	6,412	4,545	3,513	3,329	2,721
Portion of rents representative of interest factor	42,313	39,574	39,668	41,886	43,983
Fixed charges	$256,186	$202,010	$176,185	$160,292	$126,549
RATIO OF EARNINGS TO FIXED CHARGES	7.68x	7.59x	7.39x	9.99x	13.23x